Exhibit 99.1

PRESS RELEASE

For Immediate Release
Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer/ Marybeth Csaby
CEO	KCSA Worldwide
+1-775-356-9029	+212-896-1215 / 212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com

ORMAT TECHNOLOGIES, INC. REPORTS THIRD QUARTER 2007 RESULTS

Q3 Net Income up 13.1 Percent to $15.8 million

Q3 Revenue up 2.1 Percent to $79.5 million

RENO, Nevada, November 6, 2007 – ORMAT Technologies, Inc. (NYSE: ORA) today announced financial results for the third quarter ended September 30, 2007.

Third Quarter Results

For the third quarter of 2007, the Company reported total revenue of $79.5 million versus $77.8 million for the third quarter of 2006, with an increase of 8.9% in the Electricity Segment and a decrease of 15.8% in the Products Segment. The gross margin in the Electricity Segment was 42.3%, in line with the third quarter of 2006, while the gross margin in the Products Segment was 16.7%, an increase compared to the second quarter of 2007 and a decrease from the third quarter of 2006. Margin pressure in the Products Segment remains, in view of general industry cost increase.

Net income for the quarter was $15.8 million, or $0.41 per share (basic and diluted), compared to $13.9 million, or $0.39 per share (basic and diluted), in the third quarter of 2006. Net income in the third quarter of 2007 benefited from lower tax expense of $2.0 million compared with the third quarter of 2006. There were 38.1 million basic and 38.3 million diluted weighted average shares used in the computation of earnings per share in the third quarter of 2007 and 35.6 million basic and diluted weighted average shares during the same period of 2006.

Commenting on the results for the quarter, Dita Bronicki, Chief Executive Officer of Ormat, stated, “We had a good quarter in terms of both operational results and progress in the continued growth of our business. We had a record generation level in our California power plants resulting from the proactive actions we took in the first quarter, specifically in our Ormesa complex. We continued to broaden our portfolio with more than 250 MW under construction and development and with new lease agreements that we successfully secured to support future development. In October we raised additional equity through a “Block Trade” and a private placement that will help us to fund our future growth.”

“The performance of our Electricity Segment this quarter illustrated our ability to turn opportunities into results. Top and bottom line growth were driven primarily by the increase in the number of megawatt hours we produced over last year. We also benefited from higher rates paid under several power purchase agreements with Southern California Edison.”

Electricity Segment revenues for the quarter were $61.4 million versus $56.4 million in the same period a year ago. A majority of the increase in revenues on a year-over-year basis is attributable to an increase in capacity and better performance of our U.S. power plants, as well as higher energy rates in the Ormesa and Heber projects in California.

Products Segment revenues for the quarter ended September 30, 2007 were $18.1 million, as compared with $21.4 million for the same quarter a year ago, a decrease of 15.8%. Unlike the Electricity Segment, revenues in the Products Segment are more difficult to predict because of various factors, including timing of orders and the execution of each contract, and can vary from period to period.

Adjusted EBITDA for the third quarter was $38.0 million compared to $39.7 million in the same quarter a year ago. Adjusted EBITDA includes consolidated EBITDA and the Company’s share in operating income and depreciation and amortization totaling $3.1 million and $2.7 million for the quarters ended September 30, 2007 and 2006, respectively, related to the Company’s unconsolidated investment interest of 50% in the Mammoth project in California, and 80% in the Leyte project in the Philippines, which was transferred back to the offtaker on September 25, 2007. The reconciliation of GAAP net income to Adjusted EBITDA is set forth below in the release.

Cash, cash equivalents and marketable securities as of September 30, 2007 decreased to $29.0 million from $116.7 million as of December 31, 2006, reflecting primarily the investment the Company made in new generating capacity. This figure does not reflect the closing of the sale of 3,000,000 shares of common stock in a public offering on October 26, 2007 and the separate closing of the sale of 381,254 shares of common stock to the parent company, Ormat Industries Ltd., in an unregistered sale complying with the requirements of Regulation S under the Securities Act of 1933, as amended.

Ms. Bronicki continued, “We executed an offering of 3,381,254 shares in October that raised approximately $155 million. We believe this added capital will allow us to take advantage of future opportunities, whether it is the funding of construction, development and exploration activities or the purchase of new equipment.”

On November 6, 2007, Ormat’s Board of Directors approved the payment of a quarterly cash dividend of $0.05 per share pursuant to the Company’s dividend policy, which targets an annual payout ratio of at least 20% of the Company’s net income. The dividend will be paid on December 12, 2007 to shareholders of record as of the close of business on November 28, 2007.

Commenting on the outlook for 2007, Ms. Bronicki said, “Following our third quarter earnings results, we maintain our guidance for 2007 and expect our 2007 Electricity Segment revenues to be approximately $214 million. We also expect an additional approximately $18 million of revenues from our share of electricity revenues generated by Mammoth, and by Leyte, which we owned for nearly nine months during 2007, that are accounted for under the equity method. With regard to our Products Segment, we currently expect that our 2007 revenues will be on the high side of the guidance previously provided, which is between $70 million and $72 million.”

Ms. Bronicki concluded, “In short, our Electricity and Products Segments are performing well and we are strategically investing in growth opportunities that will build on our success and contribute to our growth in the years to come.”

Nine Month Results

For the nine month period ended September 30, 2007, total revenue increased 11.4% to $225.3 million from $202.3 million in the same period last year. Net income for the nine month period was $18.5 million, or $0.48 per share (basic and diluted), compared to $30.2 million, or $0.89 per share (basic and diluted), in the same period of 2006. There were 38.1 million basic and 38.2 million diluted weighted average shares used in the computation of diluted earnings per share in the first nine months of 2007 and 34.1 million basic and diluted weighted average shares during the same period in 2006.

Electricity Segment revenue for the nine month period was $160.4 million, an increase of 7.7% from $148.9 million in the same period a year ago. Products Segment revenue for the nine month period was $64.8 million, an increase of 21.5% from $53.4 million in the same period in 2006.

Adjusted EBITDA for the nine month period was $82.0 million dollars, compared to $97.3 million in the same period a year ago. Adjusted EBITDA includes consolidated EBITDA and the Company’s share in operating income and depreciation and amortization totaling $8.9 million and $7.7 million for the nine months ended September 30, 2007 and 2006, respectively, related to the Company’s unconsolidated investment interest of 50% in the Mammoth project in California, and 80% in the Leyte project in the Philippines which was transferred back to the offtaker on September 25, 2007. The reconciliation of GAAP net income to Adjusted EBITDA is set forth below in the release.

Conference Call Details

Ormat will host a live webcast to discuss its financial results and other matters in this press release at 9:00 a.m. E.S.T. on Wednesday November 7, 2007. The webcast will be available at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Event Calendar in the Investor Relations section of Ormat’s website.

A 30-day archive of the webcast will be available approximately 2 hours after the conclusion of the live call. To listen to a replay, please call 1-877-519-4471 in the United States and Canada and 1-973-341-3080 for international callers and utilize code 9378403.

About Ormat Technologies

Ormat Technologies, Inc. is a vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal and recovered energy power plants using Organic Rankine Cycle (ORC) technology. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat is a pioneer and a leader in the manufacture of ORC power equipment its products and systems are covered by approximately 70 patents. Ormat currently operates the following geothermal power plants: in the United States - Brady, Heber, Mammoth, Ormesa, Puna and Steamboat; in Guatemala - Zunil; in Kenya - Olkaria; and in Nicaragua - Momotombo. In the U.S., Ormat owns and operates four OREG1 Recovered Energy Generation plants.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2007 and the Prospectus Supplement filed with the SEC on October 23, 2007.

.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the three and nine month periods ended September 30, 2007 and 2006

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(in thousands, except per share data)		(in thousands, except per share data)
Revenues:
Electricity	$61,406	$56,402	$160,424	$148,902
Products	18,061	21,446	64,842	53,353
Total revenues	79,467	77,848	225,266	202,255
Cost of revenues:
Electricity	$35,455	$32,319	$110,505	$90,122
Products	15,046	13,157	55,184	33,269
Total cost of revenues	50,501	45,476	165,689	123,391
Gross margin	28,966	32,372	59,577	78,864
Operating expenses:
Research and development expenses	952	826	2,717	2,489
Selling and marketing expenses	2,043	2,410	7,851	7,931
General and administrative expenses	4,979	4,270	15,888	13,358
Operating income	20,992	24,866	33,121	55,086
Other income (expense):
Interest income	1,171	1,443	4,207	4,905
Interest expense	(6,984)	(8,347)	(21,836)	(23,541)
Foreign currency translation and transaction losses	(96)	(933)	(771)	(1,010)
Other non-operating income	247	65	595	372
Income before income taxes, minority interest and equity in income of investees	15,330	17,094	15,316	35,812
Income tax provision	(2,300)	(4,342)	(2,297)	(8,412)
Minority interest	1,280	(242)	1,585	(813)
Equity in income of investees	1,452	1,429	3,864	3,639
Net income	15,762	13,939	18,468	30,226
Earnings per share - basic and diluted	$0.41	$0.39	$0.48	$0.89
Weighted average number of shares used in computation of earnings per share:
Basic	38,125	35,588	38,119	34,100
Diluted	38,251	35,609	38,240	34,100

Ormat Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

As of September 30, 2007 and December 31, 2006

(Unaudited)

	September 30, 2007	December 31, 2006
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$20,331	$20,254
Marketable securities	8,640	96,486
Restricted cash, cash equivalents and marketable securities	56,895	56,425
Receivables:
Trade	53,561	36,463
Related entity	334	879
Other	5,825	5,277
Due from Parent	—	1,459
Inventories, net	10,460	7,403
Costs and estimated earnings in excess of billings on uncompleted contracts	2,986	11,216
Deferred income taxes	1,852	1,819
Prepaid expenses and other	6,793	4,911
Total current assets	167,677	242,592
Unconsolidated investments	31,992	37,207
Deposits and other	15,449	15,081
Deferred income taxes	5,611	6,172
Property, plant and equipment, net	737,210	624,089
Construction-in-process	166,973	169,075
Deferred financing and lease costs, net	14,292	15,800
Intangible assets, net	48,779	50,086
Total assets	$1,187,983	$1,160,102
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$65,869	$70,445
Billings in excess of costs and estimated earnings on uncompleted contracts	8,591	5,803
Current portion of long-term debt:
Limited and non-recourse	8,234	8,482
Full recourse	1,000	1,000
Senior secured notes (non-recourse)	27,488	40,054
Due to Parent, including current portion of notes payable to Parent	33,739	82,379
Total current liabilities	144,921	208,163
Long-term debt, net of current portion:
Limited and non-recourse	16,099	22,157
Full recourse	—	1,000
Senior secured notes (non-recourse)	287,791	299,316
Notes payable to Parent, net of current portion	91,912	57,841
Deferred lease income	76,869	78,883
Deferred income taxes	16,450	21,674
Liability for unrecognized tax benefits	4,308	—
Liabilities for severance pay	14,251	13,378
Asset retirement obligation	12,280	16,832
Total liabilities	664,881	719,244
Minority interest	67,697	64
Stockholders’ equity:
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 38,126,106\ and 38,101,888 shares issued and outstanding, respectively	38	38
Additional paid-in capital	356,644	353,399
Retained earnings	96,713	85,053
Accumulated other comprehensive income	2,010	2,304
Total stockholders’ equity	455,405	440,794
Total liabilities and stockholders’ equity	$1,187,983	$1,160,102

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of adjusted EBITDA

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization, equity income of investees, minority interest and other non-operating expense (income). We calculate adjusted EBITDA to include operating income, depreciation and amortization, interest and taxes attributable to our equity investments in the Mammoth and Leyte Projects. EBITDA and adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net income to EBITDA and adjusted EBITDA, for the three and nine month periods ended September 30, 2007 and 2006:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(in thousands)		(in thousands)
Net income	15,762	13,939	18,468	30,226
Adjusted for:
Equity in income of investees	(1,452)	(1,429)	(3,864)	(3,639)
Minority interest	(1,280)	242	(1,585)	813
Interest expense, net (including amortization of deferred financing costs)	5,813	7,837	18,400	19,646
Other non-operating expense (income)	(151)	(65)	(595)	(372)
Income tax provision	2,300	4,342	2,297	8,412
Depreciation and amortization	12,500	10,734	36,194	30,520
EBITDA	33,492	35,600	69,315	85,606
Equity in income of Mammoth-Pacific L.P. and Ormat Leyte	1,452	1,429	3,864	3,913
Depreciation, amortization, interest and taxes attributable to the Company’s equity in Mammoth-Pacific L.P. and Ormat Leyte	3,024	2,695	8,776	7,744
Adjusted EBITDA	37,968	39,724	81,955	97,263